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                                                                    EXHIBIT 23.3

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors and Stockholders
NSK-WARNER KABUSHIKI KAISHA

     We consent to incorporation by reference in the registration statement on Form S-3 of Borg-Warner Automotive, Inc. of our report dated April 26, 1995 relating to the balance sheets of NSK-Warner Kabushiki Kaisha as of March 31, 1995 and 1994, and the related statements of earnings, stockholders' equity, and cash flows for each of the years in the three-year period ended March 31, 1995, which report appears in the Annual Report on Form 10-K for the year ended December 31, 1994, as amended, of Borg-Warner Automotive, Inc. and to the reference to our firm under the heading "Experts" in the prospectus.

KPMG PEAT MARWICK
Tokyo, Japan

June 12, 1996